UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

___________________________________________________________________

Date of report (Date of earliest event reported):  April 27, 2011

VU1 CORPORATION
(Exact Name of Registrant as Specified in Charter)

California	000-21864	84-6672714
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

469 Seventh Avenue, Suite 356	10018
New York, New York	(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (888) 985-8881

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR240.13e-4(c))

Current Report on Form 8-K

Vu1 Corporation

April 27, 2011

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2011, Scott C. Blackstone, Ph.D. was appointed to the positions of President and Chief Executive Officer of Vu1 Corporation.  Philip G. Styles, who has served as our Chief Executive Officer since October 2010, will return to the position of Vice President of Manufacturing of Vu1, a position which he held from September 2007 to July 2010.  Mr. Styles remains a member of our board.

Dr. Blackstone brings more than 30 years of electronics manufacturing and lighting industry experience to Vu1.  Dr. Blackstone currently serves as the Chairman of the Board of Apollo Systems Inc., a manufacturer of print inspection products that he joined in 2006.  He previously served as the Chief Executive Officer of Advanced Luminescence, Inc., a lighting technology company focused on carbon nanotube field emission technology that he co-founded in 2005 through 2007, and as a managing partner of Great Bay Ventures LLC, an investment firm specializing in providing advisory and capital-raising support for growth-stage technology companies that he co-founded in 2003 through 2005.  Dr. Blackstone also previously acted as the Chairman of Biode Corp., a developer of sensors for industrial process control that he joined in 2003 through through 2004, and Chairman of KCI Research, a designer of modeling tools for online trading that he co-founded in 2002 through 2009.  Dr. Blackstone founded in 1992 and was the Chief Executive Officer of BCO Technologies plc, a supplier of integrated circuit wafers used for fabricating micromechanical optical devices for optical communications applications.  As its Chief Executive Officer, Dr. Blackstone took the company public in the United Kingdom in 1997 and later negotiated the sale of the company to Analog Devices, Inc. in 2000.  Dr. Blackstone continued to work with Analog Devices after the sale, leading its optical microelectromechanical effort, through 2003.  Dr. Blackstone has published more than 50 papers and holds over ten patents.  Dr. Blackstone received an undergraduate degree in electrical engineering from Cornell University and a Ph.D. in electrical engineering from IMEC in Belgium.

Dr. Blackstone has not engaged in a related party transaction with us during the last two years, and there are no family relationships between Dr. Blackstone and any of our other executive officers or directors.

As part of becoming our President and Chief Executive Officer, Dr. Blackstone entered into a three-year employment agreement with us.  Pursuant to the employment agreement, Dr. Blackstone will devote substantially all of his professional time and attention to our business and will be based in New York.

The employment agreement provides that Dr. Blackstone will receive an annual base salary of $245,000.  Dr. Blackstone will also be entitled to receive an annual performance incentive bonus based on the success of Vu1’s financial results as determined by our board.  We have also agreed to issue Dr. Blackstone stock options to purchase 2,216,129 shares of Vu1 common stock at an exercise price of $0.39 per share, the closing market price on his first day of employment, and vesting over the term of his employment, in accordance with Vu1’s Incentive Compensation Plan.

The employment agreement provides for termination by us or Dr. Blackstone at any time on not less than 30 days written notice, or by us immediately upon an act of fraud, dishonesty or misconduct by Dr. Blackstone or a material breach by him of his obligations to us.  In the event Mr. Blackstone’s contract is terminated by us without cause he will be entitled to compensation for six months.

The employment agreement also contains covenants (a) restricting him from engaging in any activities competitive with our business during the term of his employment agreement and for a period of one year thereafter, (b) prohibiting him from disclosure of confidential information regarding Vu1 at any time, and (c) confirming that all intellectual property developed by him and relating to our business constitutes Vu1’s sole and exclusive property.

The foregoing summary description of the employment agreement is qualified by reference to the full text thereof, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d)   Exhibits.

10.1	Employment Agreement, dated April 27, 2011, between Vu1 Corporation and Scott C. Blackstone, Ph.D.

99.1	Press Release of Vu1 Corporation issued April 27, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VU1 CORPORATION

Date: May 3, 2011	By:	/s/ Matthew DeVries
Matthew DeVries
Chief Financial Officer